Exhibit 5.1

[BioCryst Pharmaceuticals, Inc. Letterhead]

May 10, 2017

BioCryst Pharmaceuticals Inc.

4505 Emperor Boulevard, Suite 200

Durham, North Carolina 27703

Re:	BioCryst Pharmaceuticals, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Vice President, General Counsel and Corporate Secretary of BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale of an aggregate of 11,710,951 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which may be sold by certain selling stockholders identified in the Registration Statement (the “Selling Stockholders”) from time to time pursuant to Rule 415 under the Securities Act.

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Registration Statement, the Third Restated Certificate of Incorporation, as amended, of the Company, the Amended and Restated Bylaws of the Company, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed without independent verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company or certificates obtained from public officials and others.

Based upon and subject to the foregoing and to the other qualifications, limitations and assumptions set forth in this letter, I am of the opinion that the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

May 10, 2017

The opinions expressed herein are limited to the Delaware General Corporation Law as currently in effect. I express no opinion as to any other laws, statutes, ordinances, rules or regulations. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption “Legal Matters” in the Registration Statement. In giving this consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

[Signature page follows.]

Very truly yours,

/s/ Alane Barnes

Alane Barnes
Vice President, General Counsel and Corporate Secretary